UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 11, 2016

StemCells, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

39899 Balentine Drive, Suite 200, Newark, California		94560
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	16506702282

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 11, 2016, StemCells, Inc., a Delaware corporation (the "Company"), together with two of its wholly-owned subsidiaries, Stem Cell Sciences Holdings Limited and StemCells California, Inc. (collectively, the "Sellers"), entered into an Asset Purchase Agreement with BOCO Silicon Valley, Inc., a California corporation and wholly-owned subsidiary of Bright Oceans Corporation ("BOCO US").

Pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement, the Sellers will sell to BOCO US certain stem and progenitor cell lines that have been researched, studied or manufactured by the Company since 2007 (the "Cell Lines") and certain other tangible and intangible assets, including intellectual property and books and records, related to the foregoing (together with the Cell Lines, the "Assets") in exchange for $4,000,000 in cash, subject to a return of $100,000 to BOCO US if the sale of the Assets (the "Asset Sale") is not completed by December 1, 2016 (the "Asset Consideration"). $300,000 of the Asset Consideration was provided to the Company prior to November 11, 2016 in exchange for the Sellers’ agreement not to solicit or reach any agreement with any third party pertaining to the sale of the Assets. It is anticipated that sixteen former employees of the Company will receive, in aggregate, 15% of the Asset Consideration in accordance with their June 2016 agreements with the Company under which each accepted a more than 50% reduction in his or her severance award otherwise payable. It is also anticipated that, following the completion of the Asset Sale, $400,000 of the Asset Consideration will remain in a twelve-month escrow for the benefit of BOCO US to satisfy certain indemnification obligations of the Sellers which may arise.

The respective boards of directors of the Sellers and BOCO US have approved the Asset Purchase Agreement and the transactions contemplated thereby.

The completion of the Asset Sale is subject to various customary conditions, including, among other things: (a) the completion of the merger of C&RD Israel Ltd., an Israeli corporation and wholly owned subsidiary of the Company, into Microbot Medical Ltd. ("Microbot"), a private medical device company organized under the laws of the State of Israel (the "Microbot Merger"), or, if the Microbot Merger fails to occur as specified in the Asset Purchase Agreement, approval of the Asset Sale by the stockholders of the Company; and (b) subject to certain materiality exceptions, the accuracy of the representations and warranties made by each of the Sellers and BOCO US and the compliance by each of the Sellers and BOCO US with their respective obligations under the Asset Purchase Agreement.

The Asset Purchase Agreement contains customary representations, warranties and covenants, including covenants obligating the Sellers not to sell or abandon the Assets. The Asset Purchase Agreement also contains a customary "no solicitation" provision pursuant to which, prior to the completion of the Asset Sale, the Sellers may not solicit or engage in discussions with any third party regarding another sale of the Assets. The Asset Purchase Agreement also contains certain covenants prohibiting the Sellers from, during the four-year period immediately following the completion of the Asset Sale, (a) engaging in or having any financial interest in a business that is engaged in the research, development or commercialization of the Cell Lines, or (b) soliciting for employment employees of BOCO US. The Asset Purchase Agreement also contains certain termination rights in favor of each of the Sellers and BOCO US.

On November 15, 2016, in order to accommodate remaining pre-closing activities for both the asset sale to BOCO US and the Microbot Merger, the Company, Microbot and C&RD Israel Ltd agreed to extend the Outside Date under their Agreement and Plan of Merger by two weeks, to November 29, 2016. The Company expects to close both the BOCO US and Microbot transactions by the end of November 2016.

Item 8.01 Other Events.

On November 14, 2016, StemCells, Inc. completed its special meeting of stockholders and expects to complete its merger with Microbot on or before November 28, 2016. The special meeting was completed without voting on Proposal 1, which was not presented at the meeting because StemCells has determined, after consulting with its legal counsel, that the proposals approved and adopted by stockholders at the special meeting on October 26, 2016 constitute all stockholder approvals necessary for the transactions contemplated by the merger agreement. Of the proxies submitted for Proposal 1, approximately 96% were voted in favor of the proposal.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StemCells, Inc.

November 15, 2106	By:	/s/ Kenneth B. Stratton

Name: Kenneth B. Stratton
Title: President and General Counsel